UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 19, 2014
TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:
The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 19, 2014, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:
1.    To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;
2.     To approve the amendment of the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 125,000,000 shares to 200,000,000 shares;

3.     To approve an amendment to the Company’s Amended and Restated 2009 Equity Participation Plan to increase the number of shares of the Company’s common stock available for awards thereunder by an additional 6,000,000 shares;

4.    To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2014 fiscal year;
5.     To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers; and

6.    To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record of the Company’s common stock at the close of business on April 29, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 19, 2014.
Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at www.kennedywilson.com/investor-relations. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ William McMorrow
William McMorrow
Chairman of the Board and Chief Executive Officer
Dated: April  , 2014

KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
PROXY STATEMENT
for
Annual Meeting of Stockholders
to be held on June 19, 2014
INTRODUCTION
Your proxy is solicited by the Board of Directors of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), for use at the Annual Meeting of Stockholders to be held on June 19, 2014, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:
1.    To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;
2.     To approve the amendment of the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 125,000,000 shares to 200,000,000 shares;
3.    To approve an amendment to the Company’s Amended and Restated 2009 Equity Participation Plan to increase the number of shares of the Company’s common stock available for awards thereunder by an additional 6,000,000 shares;
4.    To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2014 fiscal year;
5.     To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers; and
6.    To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors set April 29, 2014, as the record date (the “Record Date”) to determine those holders of common stock who are entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California during the 10-day period preceding the Annual Meeting.
All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.
First sent to stockholders on or about May , 2014

GENERAL INFORMATION ABOUT VOTING
Who can vote?
You can vote your shares of common stock if our records show that you owned the shares on the Record Date. As of the close of business on the Record Date, a total of shares of common stock are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters presented at the Annual Meeting.
How do I vote by proxy?
You may vote by proxy by simply completing, signing and returning your proxy card. If you hold your shares in street name, you may also vote by proxy over the Internet or by telephone.
What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”
Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), which includes shares you might hold by virtue of your participation in the Company’s employee equity plan, you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.
Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this proxy statement, our Annual Report and a vote instruction form from that organization.
If I am a stockholder of record, how do I cast my vote?
If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. Stockholders of record may also vote via the Internet as set forth on the proxy card. Stockholders of record may not vote by telephone.
If you do not wish to vote in person or via the Internet, you may vote by proxy. You may vote by proxy using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided.
If I hold my shares in street name, how do I cast my vote?
Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.
You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.
What if other matters come up at the Annual Meeting?
The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.
Can I change or revoke my vote after I return my proxy card?
Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:
•by submitting written notice revoking your proxy card to the Secretary of the Company;
•    by submitting another proxy that is later dated and, if by mail, that is properly signed; or
•    by voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?
Although we encourage you to vote by proxy to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.
How are votes counted?
We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.
The election of directors under Proposal 1 will be by the affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
Proposal 2 will be approved upon the affirmative vote of a majority of the shares of our common stock outstanding on the Record Date.  Abstentions and broker non-votes, with respect to Proposal 2, will have the effect of a vote “AGAINST” such proposal.

Proposal 3 will be approved upon the affirmative vote of a majority of share present in person or represented by proxy at the meeting.  Abstentions and broker non-votes, with respect to Proposal 3, will have the effect of a vote “AGAINST” such proposal.
Proposal 4 will be approved upon the affirmative vote of a majority of shares present in person or represented by proxy at the meeting. Abstentions with respect to Proposal 4, will have the effect of a vote “AGAINST” such proposal.
Proposal 5 will be approved upon the affirmative vote of a majority of share present in person or represented by proxy at the meeting.  Abstentions and broker non-votes, with respect to Proposal 5, will have the effect of a vote “AGAINST” such proposal.
Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of the common stock in street name who do not receive instructions from the beneficial owners of those shares are entitled to vote on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4. The election of directors (Proposal No. 1), the approval of the amendment to the Company’s Second Amended and Restated Certificate of Incorporation (Proposal No. 2), the approval of the amendment to the Company’s Amended and Restated 2009 Equity Participation Plan (Proposal No. 3), and the advisory (non-binding) vote regarding the compensation of the Company’s named executive officers (Proposal No. 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposals No. 1, No. 2, No. 3 and No. 5.
Who pays for this proxy solicitation?
We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email, or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.
What am I voting on?
Proposal No. 1: To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified.
Proposal No. 2: To approve the amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 125,000,000 shares to 200,000,000 shares.

Proposal No. 3: To approve an amendment to the Company’s Amended and Restated 2009 Equity Participation Plan to increase the number of shares of the Company’s common stock available for awards thereunder by an additional 6,000,000 shares.
Proposal No. 4: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2014 fiscal year.
Proposal No. 5: To vote, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.

OUTSTANDING SHARES AND VOTING RIGHTS
Stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof, are stockholders of record at the close of business on the Record Date. Persons who are not stockholders of record on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date there were shares of common stock issued and outstanding. Each share of common stock entitles the holder thereof to one (1) vote on each matter to be voted upon at the Annual Meeting. Holders of common stock are not entitled to cumulate their votes for the election of directors.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of common stock as of April 17, 2014 by (i) each person known to us to own beneficially more than 5% of our common stock; (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all named executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
Fairfax Financial Holdings Limited and affiliates (2)	11,500,074		12.5%
Blackrock, Inc.(4)	6,967,361		7.6%
FMR LLC (5)	6,686,661		7.3%
Royce & Associates, LLC (3)	6,556,390		7.2%
Named Executive Officers, Directors and Director Nominees:
William J. McMorrow	13,629,960	(6)	14.9%
Mary Ricks	1,555,066	(7)	1.7%
Matt Windisch	291,018		*
Justin Enbody	85,700		*
Kent Mouton	249,663		*
David A. Minella(8)	3,557,127		3.9%
Jerry R. Solomon (9)	73,338		*
Norman Creighton	255,574		*
Cathy Hendrickson	32,694		*
Stanley R. Zax	125,000		*
All named executive officers and directors as a group (11 persons)	19,855,140		21.7%
—————
*Less than 1%

(1)
Amount and applicable percentage of ownership is based on 91,683,127 shares of the Company’s common stock that were outstanding on April 17, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)
The beneficial owners held 400,000 shares of common stock and an aggregate of 100,000 shares of Series A Preferred Stock and 32,550 shares of Series B Preferred Stock convertible into a total of 11,100,074 shares of common stock. Odyssey America Reinsurance Company is deemed to have voting and dispositive power with respect to the 400,000 shares of the common stock. The Series A and Series B Preferred Stock currently do not provide for any voting or management rights. Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,100,074 shares of common stock based upon the conversion of 100,000 shares of Series A Preferred Stock and 32,550 shares of Series B Preferred Stock. Odyssey America Reinsurance Corporation is deemed to share voting and dispositive power with respect to 6,555,503 shares of common stock based upon the conversion of 55,200 shares of Series A Preferred Stock and 22,550 shares of Series B Preferred Stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited and 810679 Ontario Limited is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Odyssey America Reinsurance Corporation is 300 First Stamford Place, Stamford, CT 06902. The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on June 21, 2011.

(3)	The address of the holder is 745 Fifth Avenue, New York, NY 10151. The information contained herein is based solely upon a Schedule 13 G/A filed with the SEC on January 10, 2014.

(4)	The address of the holder is 40 East 52nd Street New York, NY 10022. The information contained herein is based solely upon a Schedule 13G filed with the SEC on January 29, 2014.

(5)
The address of the holder is 245 Summer Street, Boston, MA 02210. Fidelity Management & Research Company (“Fidelity”) is a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is the beneficial owner of 6,153,361 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 14, 2014.

(6)
Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 362,821 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 1,500,000 pledged shares.

(7)	Includes 582,000 pledged shares.

(8)
Includes 3,532,127 shares of common stock beneficially owned by Flat Ridge Investments LLC as of the record date, comprised of 821,386 shares of common stock and 2,710,741 sponsor warrants. Mr. Minella is the managing member of Flat Ridge Investments LLC and disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(9)	Shares of common stock held by the Solomon Family Trust, of which Mr. Solomon and his spouse are trustees.
Equity Compensation Plan Information
The following table provides information as of December 31, 2013 regarding shares outstanding and available for issuance under our Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted Average Price of Outstanding Stock Options	Number of Shares Available for Future Issuance
Equity compensation plans approved by our stockholders	—	N/A	4,356

PROPOSAL 1
ELECTION OF DIRECTORS
The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:
•    Jerry Solomon and David A. Minella in the class to stand for election in 2014; and
•    William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for election in 2015; and
•Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2016.
At this year’s Annual Meeting, two directors are to be elected. The nominees for election at the Annual Meeting are Jerry Solomon and David A. Minella, who were nominated by our Board of Directors. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2017, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.
DIRECTORS AND EXECUTIVE OFFICERS
Set forth below is the name, age (as of April 17, 2014) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position
William J. McMorrow	67	Chairman and Chief Executive Officer
Justin Enbody	33	Chief Financial Officer
Mary Ricks	49	President and CEO, Kennedy Wilson Europe
Matt Windisch	34	Executive Vice President
Kent Mouton	60	Director and General Counsel
David A. Minella(1)	61	Director
Jerry R. Solomon	63	Director
Norman Creighton(1)	78	Director
Cathy Hendrickson(1)	67	Director
Stanley R. Zax	76	Director
—————

(1)	Serves on the Audit Committee, Nominating Committee and Compensation Committee.
William J. McMorrow—Chairman and Chief Executive Officer. Mr. McMorrow joined the Company in 1988 and has been Chairman and Chief Executive Officer of the Company since 1988. Mr. McMorrow is the architect of the Company’s expansion into real estate brokerage, property management and investment services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. Mr. McMorrow also serves on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that is externally managed by a subsidiary of the Company and is the co-chairman of the Company’s investment committee. He received a B.S. in Business and an M.B.A. from the University of Southern California. Mr. McMorrow is on the Executive Board of the USC Lusk Center for Real Estate and is involved in numerous charities in Southern California, including Chrysalis, the Rape Treatment Center, the Village School and Loyola High School. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in banking and real estate.
Justin Enbody—Chief Financial Officer. Justin Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, financial reporting and risk management. He also serves on the Company’s investment committee, which evaluates and approves all of the Company’s investments. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a senior consultant with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received his Bachelor of Arts from the University of California at Santa Barbara.
Mary Ricks—President and CEO, Kennedy Wilson Europe. Mary Ricks is president and CEO of Kennedy Wilson Europe.  She joined Kennedy Wilson in 1990 and before assuming her current role in 2011, headed the Company’s commercial investment group since 2002. Kennedy Wilson Europe was established in 2011 and since its inception, Ms. Ricks has led Kennedy Wilson Europe in acquiring, with our equity partners, over $6 billion of real estate-related assets in Europe. Ms. Ricks also serves on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that is externally managed by a subsidiary of the Company and on the Company’s investment committee. Prior to joining Kennedy Wilson, Ms. Ricks was a commercial broker at the Hanes Company.  In 2013, Ms. Ricks was nominated by PERE as Industry Figure of the Year, Europe. She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field.  She received a B.A. in Sociology from UCLA, where she was an All-American athlete.  Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA.
Matt Windisch—Executive Vice President. Mr. Windisch is Executive Vice President of the Company. He joined the Company in 2006 and heads the Company’s U.S. note business, its research subsidiary and its real estate activities in Japan. In addition, Mr. Windisch leads the Company’s corporate and transaction capital raising, strategic planning and acquisitions analysis activities. He is also responsible for maintaining the Company’s key investor and banking relationships. Mr. Windisch serves on the boards of the Company’s subsidiaries in Ireland and Japan. He serves as co-chairman of the Company’s Investment Committee, which evaluates and approves all of the Company’s investments. Prior to joining the Company, Mr. Windisch was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.
Kent Mouton—Director and General Counsel. Mr. Mouton joined the Company in 2011 as the Company’s General Counsel. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton has served as a director of the Company since 1995 and currently serves on the Company’s investment committee. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton graduated from the University of California, Los Angeles with a Bachelor of Arts degree in Economics (Summa Cum Laude, Phi Beta Kappa and Dean's List) and received his law degree from the University of California, Los Angeles. Mr. Mouton is a member of the bar associations of the State of California and Los Angeles County and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investment and his significant experience in public and private company advisory and governance activities.
David A. Minella—Director. Mr. Minella is currently the CEO of Aligned Asset Managers LLC (“Aligned”), a financial services holding company investing in the asset management industry sponsored by GTCR. Aligned’s first acquisition was a majority interest in The Townsend Group based in Cleveland, OH. Mr. Minella served as Prospect Acquisition Corp’s. Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and a director of Value Asset Management LLC (“VAM”), a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results. Under Mr. Minella’s leadership, VAM acquired a controlling interest in five separate investment management firms: Dalton Hartman Greiner and Maher, New York, NY; Harris Bretall Sullivan and Smith, San Francisco, CA; Hillview Capital Advisors, LLC, New York, NY; Grosvenor Capital Management LP, Chicago IL; and MDT Advisers LLC, Cambridge, MA. All of the original acquisitions have been sold. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. During Mr. Minella’s tenure as LGT’s Chief Executive Officer, he also led LGT’s acquisition of Chancellor Capital Management, a large United States equity investment firm. Mr. Minella originally joined the LGT group in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella established its United States mutual fund business through the broker-dealer community, reestablished LGT’s institutional separate account capabilities, and developed the firm’s global equity sector expertise. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella holds a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.
Jerry R. Solomon—Director. Mr. Solomon has served as a director of the Company since 2001. Mr. Solomon received both his B.S. Degree in accounting (1973) and an M.B.A. (1974) from UC Berkeley. Throughout college and following graduation, he worked in the tax department of JK Lasser & Company that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of seven partners and 80 staff. In 1988 he formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. Mr. Solomon’s practice areas of expertise include both real estate industry and service industries. He consults frequently with high net worth individuals and families in tax and transactional planning. Mr. Solomon was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.
Norman Creighton—Director. Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton is currently a member of the board of directors of Square 1 Bank. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.
Cathy Hendrickson—Director. Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From May of 1993 until September of 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high level executive in the banking and financial industries.
Stanley R. Zax—Director. Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp. (“Zenith”), a company engaged in insurance and reinsurance, from l977 to 2012. Zenith, a NYSE listed company, was acquired by Fairfax Financial Holdings Limited in 2010. Currently, Mr. Zax serves as director of The Center for The Study of the Presidency and Congress in Washington, D.C., Prostate Cancer Foundation, and First Century Bank, Los Angeles. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He served as a Director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and Chairman of its Audit Committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.
REQUIRED VOTE
Election of the directors requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR SET FORTH HEREIN.

DIRECTOR INDEPENDENCE
Our common stock is listed on the New York Stock Exchange (“NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•
No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•
No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•
No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•
No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Norman Creighton, Cathy Hendrickson, David Minella, Jerry Solomon and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT
The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.
Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. We do not currently have a lead independent director.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices.
MEETINGS OF THE BOARD OF DIRECTORS
In 2013, the Board of Directors held eight meetings and no director attended less than 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Five members of our Board of Directors attended our 2013 Annual Meeting.
BOARD COMMITTEES
Our Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.
Compensation Committee
The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The Compensation Committee met seven times during 2013. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs.  The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Amended and Restated 2009 Equity Participation Plan.
Nominating Committee
The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the Board of Directors. The Nominating Committee did not meet during 2013.
The members of the Nominating Committee are Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the above-listed Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.
The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.
Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.
Audit Committee
The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.
Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met four times during 2013. The Company does not limit the number of audit committees of other Companies on which its Audit Committee members can serve.
The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.
Our Board of Directors has determined that we have at least one audit committee financial expert, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of our Board of Directors.
REPORT OF THE AUDIT COMMITTEE(1)
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the NYSE. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.
In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.
THE AUDIT COMMITTEE
Norman Creighton (Chairman)
Cathy Hendrickson
David Minella
—————

(1)
The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE SESSIONS
Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is Norman Creighton. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212.
PROCESS FOR SENDING COMMUNICATIONS TO THE BOARD OF DIRECTORS
The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.
CODE OF ETHICS
Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our senior professionals are expected by our joint venture partners and permitted by us to co-invest with the Company on various equity investment vehicles, and we encourage our senior professionals to do so because we believe that investing in and alongside our equity investments further aligns the interests of our senior professionals with those of our equity investment partners and with our own. The opportunity to co-invest is available to all of the Company’s senior professionals and to certain of our employees and third party investors whom we have determined have a status that reasonably permits us to offer them these types of investment opportunities in compliance with applicable laws. These investments are generally less than 10% of the total equity of the underlying investment. Our senior professionals and qualified employees and third party investors co-invest in certain of our joint venture investments through unconsolidated pooled investment vehicles owned by such individuals. In certain instances, the owners of such pooled investment vehicles may be entitled to a portion of any carried interest generated by such investments.
Distributions greater than $120,000, including profits and return of capital, from our equity investments to our directors and executive officers (and their estate planning vehicles) were made to Mr. McMorrow during 2013. Such distributions totaled $392,023 for Mr. McMorrow.
On May 21 and June 8, 2010, we issued an aggregate of 100,000 shares of Series A Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited (“Fairfax”) for a purchase price of $1,000 per share or a total of $100,000,000. In addition, on August 11, 2010, we issued an aggregate of 32,550 shares of Series B Preferred Stock to certain affiliates of Fairfax for a purchase price of $1,000 per share or a total of $32,550,000. In connection with the offering of Series B Preferred Stock, Fairfax was given the right to designate one person to be elected to the Company’s Board of Directors. Mr. Zax is Fairfax’s Board Designee. In addition, from January 2012 to October 2012, Mr. Zax was the Non-Executive Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax. Zenith National Insurance Corp. purchased 10,000 shares of Series A Preferred

Stock in the offering. Additionally, we and Fairfax have eleven joint venture and two loan pool investments together. As of December 31, 2013, Fairfax has contributed $593 million of capital to these eleven joint ventures and two loan pool investments. On June 28, 2011 we entered into a securities purchase agreement with Fairfax and other third parties pursuant to which Fairfax purchased 400,000 shares of the Company’s common stock issued in a private placement at a price of $10.70 per share.
Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. received approximately $0.2 million in income tax service fees for the year ended December 31, 2013. Jerry Solomon, our director, is a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and holds a 20% interest in the firm.
Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2013, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2013, we believe that, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner other than as described herein. Mr. Solomon donated shares to a charitable organization on January 3, 2013 and filed a Form 5 reporting this transaction on April 17, 2014.
EXECUTIVE COMPENSATION
The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson, Inc. and its subsidiaries prior to, and Kennedy-Wilson Holdings, Inc. and its subsidiaries subsequent to, the closing of the merger between the Company and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.
Compensation Discussion and Analysis

I.	Executive Summary
We are a vertically integrated global real estate investment and services company. Founded in 1977, we have owned and operated real estate related investments for over 35 years on behalf of our shareholders and our clients. We have approximately 400 employees in 24 offices throughout the United States, Ireland, Spain and Japan. We focus on adding value for our shareholders through opportunistic investing and strategic asset management. In addition, our services business creates additional value through fee generation.
Our business strategy has resulted in a strong track record of creating both asset and entity value for the benefit of our shareholders and partners over various real estate cycles. Since our initial public offering on November 13, 2009 through December 31, 2013, the annualized total rate of return (including dividends) of our common stock (NYSE: KW) was 23.0% compared to the return of the S&P 500 index of 16.0% during the same period. Past stock price performance is not necessarily indicative of future stock price performance.
The objective of our executive compensation program is to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units.
In June 2011, we provided stockholders an advisory (non-binding) vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2011 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 95% of the votes cast in favor of the say-on-pay proposal. The Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation, and did not change its approach in 2013. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 Annual Meeting, with over 71% of the votes cast in favor of a triennial vote. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years.
Pay for Performance
Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our compensation program includes long-term incentive compensation and annual bonuses.
Pursuant to our long-term incentive program, we provide periodic grants to our executive officers, including grants of performance-based restricted stock.
Under our annual bonus plan, we determine the overall size of our bonus pool based on an overall Company performance metric and then a portion of such pool is allocated to our executive officers based on their relative levels of contribution as determined by the Compensation Committee in its sole discretion. In 2013, our bonus pool was based on 15% of adjusted EBITDA, as discussed in detail below in the section entitled “Elements of Compensation-Annual Bonus.”
During 2013, the Company focused on growing its investments in high quality assets that produce recurring operating distributions while maintaining appropriate leverage levels. The Company also focused on continued growth in its international operations through strategic acquisitions of investments sourced from financial institutions as they continue the deleveraging process in the European banking system. Accomplishments for 2013 included, among other things, the following:

•
Our total shareholder return, including dividends, was 63% based on the appreciation in value of our stock price during 2013 compared to the return of the S&P 500 index of 16% during the same period. Past stock price performance is not necessarily indicative of future stock price performance.

Investment Business

•	Investment Account

•
As of December 31, 2013, our investment account (the Company's equity in real estate, joint ventures, loan investments, acquired in-place lease values and marketable securities, less mortgage debt) increased by 32% to $1,100.3 million from $837.6 million at December 31, 2012. The Company’s investment account is primarily accounted for at depreciated cost less distributions.

•
As of December 31, 2013, the Company and its equity partners owned 24.1 million rentable square feet of real estate, including 17,355 apartment units and 85 commercial properties. In addition, as of December 31, 2013, the Company and its equity partners owned $1.1 billion in loans secured by real estate, 170 hotel rooms and over 3,500 acres of land.

•	2013 Operating Metrics

•	Our investments business achieved an Adjusted EBITDA of $171.8 million, a 94% increase from $88.5 million for 2012.

•
Multifamily rental revenues and net operating income increased by 5.2% and 7.1%, respectively, compared to 2012 while percentage leased maintained at approximately 95% compared to 2012. Commercial real estate rental revenues, net operating income and occupancy increased by 5.4%, 13.5% and 16.7%, respectively, compared to 2012.

•	2013 Acquisition/Disposition Program

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The Company and its equity partners acquired $2.8 billion of real estate related investments. This includes $1.9 billion of real estate and $0.9 billion of loans secured by real estate in which we invested $281.6 million and $104.4 million, respectively.

•
During 2013, the Company and its equity partners sold or resolved a total of $1.6 billion of real estate related investments. This includes sales of $232.3 million of real estate (including 17 commercial buildings, 2 multifamily properties and 53 condos) and $1.4 billion in cash collections on loans secured by  real estate which resulted in distributions to us of $53.2 million and $151.5 million, respectively.

2013 Services Business

•	Management and leasing fees and commissions were $68.1 million, a 28% increase from $53.3 million in 2012.

•	Our services business achieved an EBITDA of $27.4 million, a 36% increase from $20.2 million for 2012.
Corporate Financing

•	In 2013, the Company issued 17.3 million shares of common stock primarily to institutional investors, resulting in net proceeds of approximately $275.9 million.
Stockholder Interest Alignment
We believe that our long-term incentive compensation program is strongly aligned with the long-term interests of our stockholders. We have provided periodic grants of long-term incentives to our executive officers, in the form of performance-based restricted stock, in order to align compensation with stockholder interests by encouraging retention and long-term performance.
Good Governance
In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, the Compensation Committee is comprised solely of independent directors, and the Compensation Committee retained an independent compensation consultant to provide it with advice on matters related to executive compensation and non-employee director remuneration.
In addition, we consider best practices in designing our executive compensation. Consistent with such best practices, we:
•    Do not provide supplemental retirement benefits to our executive officers;

•	Maintain incentive compensation plans that do not encourage undue risk taking and are intended to align executive rewards with annual and long-term performance; and

•	Do not provide tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Tax Code”) on severance and change in control pay for any executive officers.
II.    Named Executive Officers
As required by SEC rules, the following compensation discussion explains compensation decisions with respect to those executive officers who constitute our “Named Executive Officers” (“NEOs”) as determined under SEC rules. These rules provide that the NEOs are the principal executive officer, the principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer. For 2013, our NEOs were the following (titles are those at year end):

William J. McMorrow	Chairman and Chief Executive Officer
Justin Enbody	Chief Financial Officer
Mary Ricks	President and CEO, Kennedy Wilson Europe
Matt Windisch	Executive Vice President
Kent Mouton	General Counsel

III.    Executive Compensation Philosophy and Objectives
Our core compensation philosophy has been to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units.
This philosophy was implemented for the NEOs through a combination of base salary, the opportunity to earn bonuses, long-term incentives and executive benefits. Our Compensation Committee determines the compensation of all of the NEOs. In this process it receives input as necessary and appropriate from Company management, including the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee has retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”) to advise it in connection with its responsibilities. The Compensation Committee believes that there was no conflict of interest between Cook and the Compensation Committee during 2013. In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended and the NYSE listing standards. During 2013, Cook provided advice to the Compensation Committee with respect to several executive compensation issues, including consulting with respect to long-term incentives and the structure of the annual bonus plan applicable to executive officers.

IV.    Elements of Compensation
With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. Long-term incentives became a significant element of executive compensation for our NEOs beginning in 2009 in connection with Kennedy-Wilson, Inc.’s becoming a public company through its November 13, 2009 merger with Prospect Acquisition Corp. (which was then renamed Kennedy-Wilson Holdings, Inc.). Grants of restricted stock were issued to the NEOs in 2009 in connection with the merger and in subsequent years in order to further align the long-term goals of the NEOs with those of our stockholders. In addition, the compensation decisions in 2013 focused on base pay and bonuses for the NEOs. Reflecting the Compensation Committee’s view that the Company’s real estate activities and its manner of operations are not readily comparable to other companies of a similar size in the real estate industry, in determining the overall amounts of compensation to be awarded the NEOs and the relative portion of compensation to be divided between base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Thus, in 2013, the Compensation Committee set base pay levels based on the Compensation Committee’s conclusions as to what constituted appropriate levels of base pay taking into account the Compensation Committee’s conclusions as to competitive levels of base pay and a desire to set levels of base pay that were internally equitable. Similarly, as explained below, in 2013 bonus levels were set by first determining an appropriate overall bonus pool for Company employees and then allocating that pool among the NEOs in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion.
A.    Base Salary
Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salary for all NEOs, is set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer, other than with respect to the Chief Executive Officer's own base salary.
In determining the appropriate level of base salary for NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer engaged in investor relation activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee are subjective.
Effective June 1, 2013, the Compensation Committee, based upon recommendation from the Chief Executive Officer, increased the base salaries for Messrs. Enbody and Windisch to $500,000 from $400,000 in connection with the increased responsibilities associated with their positions with the Company during 2013. The Chief Executive Officer did not recommend and the Compensation Committee did not consider any salary adjustments for the remaining NEOs. With respect to these NEOs, the Compensation Committee considered current base salaries to be competitive and determined that no other factors would have made salary modifications appropriate for 2013.
B.    Annual Bonus
Our Compensation Committee believes that annual bonuses should play a primary role in motivating executives to undertake efforts that provide increases in company value and that executive officers should be potentially eligible for bonuses that are a significant percentage of base pay and, in the case of the most senior officers, may be a multiple of base pay. The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs. For 2013, the Compensation Committee determined that overall company results would be used to determine the size of a bonus pool and the bonus pool would be allocated among all employees by taking into account their individual contributions and the success of their business units.
As the first step in implementing this concept, the Compensation Committee awarded cash-based performance units under our Amended and Restated 2009 Equity Participation Plan in March 2013 to Messrs. McMorrow, Windisch and Mouton and Ms. Ricks, each of whom are subject to Section 162(m) of the Tax Code (performance units were not awarded to Mr. Enbody because, as our Chief Financial Officer, he was not expected to be subject to Section 162(m) for 2013). Section 162(m) generally limits the corporate compensation deduction for a covered employee to $1 million, with an exception for payments that are considered “performance-based” compensation as defined in Section 162(m). The performance units were intended to qualify as “performance-based” compensation. Pursuant to the performance units awarded to Messrs. McMorrow, Windisch and Mouton and Ms. Ricks, such NEOs were eligible to earn an amount in cash equal to a specified percentage of a bonus pool equal to 15%

of the Company's adjusted EBITDA. The number of performance units awarded to Messrs. McMorrow, Windisch and Mouton and Ms. Ricks was determined by multiplying the 2013 bonus pool by a set percentage for the respective executive; provided that the Compensation Committee retained complete discretion to decrease (but not increase) the bonus awarded to each participant to such lesser number as it considered appropriate. For purposes of the bonus pool, EBITDA was defined as GAAP net income or loss prior to subtraction of the bonus pool, but then adjusted by (1) adding back/subtracting income tax expense/benefit, (2) adding back charges for stock-based compensation, non-cash charges for depreciation and amortization, and interest expense (including the Company’s share of unconsolidated amounts), and (3) excluding extraordinary items.
In February 2014, the Compensation Committee met to review Company performance, compute the final size of the bonus pool and determine bonuses for the NEOs and other corporate employees. Based on the Company’s adjusted EBITDA of $193.8 million for 2013, the Compensation Committee determined the maximum aggregate size of the bonus pool to equal approximately $29.1 million. The Compensation Committee then determined the portion of this pool to be paid to the NEOs and the bonus amounts for each NEO. In the case of Messrs. McMorrow, Windisch and Mouton and Ms. Ricks, each of whom were awarded performance units, the maximum bonus amounts payable pursuant to the original terms of their performance units were reduced to be equal to the amounts finally determined by the Compensation Committee in its sole discretion. In the case of Mr. Enbody, the bonus amount payable was determined entirely by the Compensation Committee in its sole discretion. In deciding upon the amount of bonuses to be paid each NEO, the Compensation Committee did not focus on one particular factor, but, consistent with the rationale for using an overall bonus pool, initially focused on overall Company performance and then evaluated each NEO’s contribution to that performance. In this regard, the Compensation Committee determined that 2013 was a very successful year for the Company. Particular factors that the Compensation Committee took into account in this regard with respect to 2013 performance were: the Company’s expansion of its international operations through strategic acquisition and investment activity; the Company’s strengthened balance sheet; the Company’s improved operating metrics; the Company’s success in 2013 in raising capital and its robust acquisition program; and successful access to debt financing; and significant expansion of the Company’s service businesses. Based on these factors and the Compensation Committee’s qualitative evaluation of the NEO’s contributions to these factors, as well as their individual performance and, where applicable, the performance of their business units, the Compensation Committee awarded the following bonuses: Mr. McMorrow-$7.0 million; Ms. Ricks- $5.0 million; Mr. Windisch- $1.5 million; Mr. Mouton-$1.0 million; and Mr. Enbody- $1.0 million.
C.    Bonus Arrangements for 2014
In March 2014, the Compensation Committee met to consider bonus arrangements for the NEOs for 2014. The Compensation Committee again determined that the overall maximum bonus payable to an NEO should be based upon overall Company financial performance, subject to the Compensation Committee’s complete discretion to make individual downward adjustments to the maximum bonus to reflect individual performance, performance of the executive’s business unit, and other appropriate factors. In order to implement this concept and to provide for bonuses that are intended to be deductible as performance-based compensation under section 162(m) of the Tax Code, certain executive officers were awarded performance units in March 2014, the value of which will be dependent on the overall Company adjusted EBITDA for 2014.
D.    Long-Term Incentive Compensation
Long-term incentives in the form of restricted stock awards were granted to the NEOs in 2009 upon the closing of the merger and in subsequent years in order to further align the long-term goals of the NEOs with those of our stockholders.
Material Vesting Terms of 2009 Restricted Stock Awards. Under the terms of the 2009 restricted stock award granted to certain NEOs, the restricted shares are scheduled to vest in equal installments over a five year period from the date of grant if on each of the first, second, third, fourth and fifth anniversaries of the date of grant: (i) the total acquisition cost of assets owned or managed on behalf of third parties by the Company (Gross Assets Under Management) meets certain targets as of such vesting date and (ii) the grantee is an employee of the Company or its subsidiaries as of such vesting date. The agreements further provide that, if the grantee remains employed until a vesting date, but the Gross Assets Under Management target is not met, the shares shall nevertheless become vested if the Gross Assets Under Management target is met as of a subsequent vesting date. Also, the agreements further provide that the Gross Assets Under Management target may be increased and additional vesting requirements may be provided for annually in the Company’s sole discretion upon written notice to the grantee. The applicable vesting date and corresponding target Gross Assets Under Management for the five year period from the date of grant are: (i) target gross assets under management of $3.0 billion as of November 13, 2010; (ii) target Gross Assets Under Management of $3.3 billion as of November 13, 2011; (iii) target Gross Assets Under Management of $3.63 billion as of November 13, 2012; (iv) target Gross Assets Under Management of $3.99 billion as of November 13, 2013; and (v) target Gross Assets Under Management of $4.39 billion as of November 13, 2014. Based on the Company’s actual performance, the target Gross Assets Under Management as of November 13, 2010, 2011, 2012 and 2013 were achieved.

Notwithstanding the foregoing, if the engagement of a grantee who is an employee or consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without Cause or by the grantee for “Good Reason”, the requirement that the grantee be engaged by the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the target Gross Assets Under Management is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested. In addition, in the event of a “Change of Control” as defined in the 2009 Equity Participation Plan, any unvested restricted shares of common stock that have not previously been forfeited will become vested, subject to certain limitations.
As used herein, “Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation). “Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.
Awards granted to certain NEOs in 2010 and 2011 are also subject to vesting terms that are based on the vesting conditions set forth in the 2009 restricted stock awards described above. The awards granted in 2010 vest in generally the same manner as described above. The awards granted in 2011 vest in generally the same manner as described above, but in equal installments over the vesting periods remaining as of the date of the applicable grant.

Material Vesting Terms of 2012 Restricted Stock Awards. Under the terms of the 2012 restricted stock awards granted to certain NEOs, the restricted shares are scheduled to vest according the following schedule:

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2013, and (ii) our Return on Equity (as defined below) equaling or exceeding the Performance Goal (as defined below) for our fiscal year ending December 31, 2012;

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2014, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2013;

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2015, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2014;

•
10% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2016, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2015; and

•
60% of the restricted shares will vest upon the occurrence of both (i) the grantee being an employee of the Company or its subsidiaries (or, in the case of a consultant, the grantee continues to provide services) as of January 26, 2017, and (ii) our Return on Equity equaling or exceeding the Performance Goal for our fiscal year ending December 31, 2016.

Based on the Company’s actual performance, our Return on Equity exceeded the Performance Goal for our fiscal years ending December 31, 2012 and 2013.
The award agreements further provide that, if the grantee remains employed until a vesting date, but the Performance Goal target is not met, the shares will nevertheless become vested if the Performance Goal target is met as of a subsequent vesting date; provided, that if any of the vesting requirements are not satisfied as of January 26, 2017, all unvested restricted shares will be immediately forfeited as of such date. In addition, the award agreements provide that the Performance Goal targets may be increased and additional vesting requirements may be provided for annually in the Compensation Committee’s sole discretion upon written notice to the grantee.
Notwithstanding the foregoing, if the employment of a grantee who is an employee or the status or engagement of a grantee who is a consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), the Compensation Committee may, in its sole discretion, provide that the requirement that the grantee be employed by or rendering services to the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the Performance Goal target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested; provided, however, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability. If a Qualifying Termination occurs within 12 months after the occurrence of a “Change of Control” (as defined in the Amended and Restated 2009 Equity Participation Plan), any then unvested restricted shares will automatically become fully vested as of the date of such termination.
The award agreements provide the grantee with the right to receive any dividends declared on the common stock with respect to 50% of the restricted shares, consisting of the restricted shares that are scheduled to vest upon satisfaction of the applicable Performance Goal on each 26th day of January 2013, 2014, 2015, 2016 and 1/6th of the 60% of those scheduled to vest on January 26, 2017. Any dividends declared on the common stock with respect to the remaining 50% of the unvested restricted shares that are subject to vesting upon satisfaction of the applicable Performance Goal on January 26, 2017 will not be paid to the grantee on a current basis, but will accumulate and be paid to the grantee on such date (if any), and only to the extent, that the underlying restricted shares vest.
For purposes of the award agreements:

•	“Cause” and “Good Reason” have the same meanings as set forth in the restricted stock award agreements for the 2009 Restricted Stock Grant as described above.

•
“Performance Goal” means (i) for our fiscal year ending December 31, 2012, the average of (A) ten percent (10%) and (B) the percentage equal to the yield on the ten-year (10)-year U.S. Treasury Note plus a risk premium of 500 basis points; and (ii) for each of our fiscal years ending December 31, 2013, December 31, 2014, December 31, 2015 and December 31, 2016, eight percent (8%).

•
“Return on Equity” means the ratio of Adjusted EBITDA (as defined in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission) to tangible book equity (calculated as shareholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable Company’s fiscal year ending December 31.

2013 Restricted Stock Grant. On July 17, 2013, Mr. Enbody was granted 12,500 shares of restricted stock. 10,000 shares of the total 12,500 shares of restricted stock granted to Mr. Enbody are subject to similar vesting terms as those applicable to the 2009 restricted stock awards described above, but in equal installments over the vesting periods remaining as of the date of the applicable grant. 2,500 of the total 12,500 shares of restricted stock granted to Mr. Enbody are subject to similar vesting terms as those applicable to the 2012 restricted stock awards described above, but in installments of 12.5% of the award in each of 2014, 2015 and 2016 and 62.5% of the award in 2017. In light of significant restricted stock awards made to Messrs. McMorrow, Windisch and Mouton and Ms. Ricks in 2012, none of the NEOs other than Mr. Enbody received equity grants in 2013.

E.    Other Executive Benefits
NEOs are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.
The Company’s employees, including the NEOs participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.

The Chief Executive Officer receives certain additional benefits, which include an annual car allowance of $18,000 and the use of certain club memberships that are maintained by the Company for business purposes only. Further details regarding these benefits are contained in the summary compensation table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

F.	Employment Agreements
During 2013, the Company was a party to employment agreements with certain NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheadings below “Termination and Change in Control Benefits.”
Mr. McMorrow. As amended effective February 1, 2009, the employment agreement in effect with Mr. McMorrow provides for base salary of $950,000, a bonus at the sole discretion of the Compensation Committee, and insurance coverage and other benefits generally available to officers. In addition, Mr. McMorrow’s employment agreement provides for entrance fees and monthly dues for two country clubs, including one in the U.S. and one in Japan which were for business use only in 2013. The term of Mr. McMorrow’s employment agreement extends through December 31, 2019.
Ms. Ricks. Ms. Ricks entered into an employment agreement with Kennedy-Wilson, Inc. effective February 1, 2009. The term of Ms. Ricks’ employment agreement originally continued through January 31, 2014, but was amended to be continued through July 31, 2014. Ms. Ricks’ annual base salary pursuant to the employment agreement, as adjusted, is currently $750,000. In addition, the employment agreement provides for a bonus at the sole discretion of the Compensation Committee, and other benefits generally available to the Company's employees.
On June 28, 2012, Ms. Ricks entered into a letter of understanding with Kennedy Wilson UK Limited, as amended effective August 1, 2012, which provides for a short-term employment assignment located in London for approximately a one year period which commenced on March 1, 2012. Pursuant to the letter of understanding, Ms. Ricks’ annual base salary remained at $750,000 and Ms. Ricks was provided with an annual reimbursement for UK housing expenses, a monthly reimbursement of $10,000 for US property management expenses, an annual cost of living allowance of £50,000, and tax equalization. Tax equalization is used to neutralize the tax impact of an international assignment when tax rates differ between an employee’s host and home country.  As part of the Company’s tax equalization policy, a hypothetical tax, or the estimated ‘stay-at-home’ tax Ms. Ricks would have paid had she not gone on assignment, is calculated and withheld during each payroll cycle.  Any actual United States or United Kingdom taxes are funded by the Company.  Upon completion of Ms. Ricks’ annual income tax returns, a tax equalization calculation is prepared to compare the estimated hypothetical tax retained during the year with her final theoretical ‘stay-at-home’ tax liability resulting in a balance owed either to the Company or Ms. Ricks. The additional tax equalization cost of Ms. Ricks’ international assignment to the Company in 2013 was $1,343,877.

V.	Tax and Accounting Considerations
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.
A.    Tax Code Section 162(m)
Section 162(m) of the Tax Code limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to our named executive officers (other than our chief financial officer who is not subject to Section 162(m)) during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance goals based on performance criteria that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.
The Compensation Committee takes into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.

B.    ASC Topic 718
Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by:	Norman Creighton, Chairman
Cathy Hendrickson
David Minella
Members of the
Compensation
Committee
Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee was established on November 13, 2009 and consists of Norman Creighton (Chairman), Cathy Hendrickson and David Minella. Mr. Minella served as predecessor’s Chief Executive Officer and Chairman of Prospect Acquisition Corp. prior to the consummation of the merger between its wholly owned subsidiary and Kennedy-Wilson, Inc. on November 13, 2009. No other member of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.
Compensation Policies and Practices As They Relate to the Company’s Risk Management
In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2013 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the annual bonus plan is not mechanical in nature because, after the Compensation Committee has determined the overall size of any bonus pool, the portion of such pool allocated to an employee is based on both a quantitative and qualitative evaluation of that employee’s achievements in the sole discretion of the Compensation Committee. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

2013 Executive Compensation Information
2013 SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William J. McMorrow	2013	$950,000	$—	$—	$7,000,000	$133,478	(2)	$8,083,478
Chairman and Chief	2012	950,000	—	10,688,000	4,250,000	154,121	(2)	16,042,121
Executive Officer	2011	950,000	—	—	3,740,000	55,140	(2)	4,745,140

Justin Enbody (3)	2013	441,667	1,000,000	220,250	—	8,966	(4)	1,670,883
Chief Financial Officer	2012	277,000	750,000	1,002,000	—	7,725	(4)	2,036,725

Mary Ricks	2013	750,000	—	—	5,000,000	1,806,639	(5)	7,556,639
President and CEO,	2012	750,000	—	8,684,000	3,250,000	583,406	(5)	13,267,406
Kennedy Wilson Europe	2011	750,000	—	—	2,740,000	35,640	(5)	3,525,640

Kent Mouton	2013	600,000	—	—	1,000,000	48,414	(7)	1,648,414
General Counsel and Director

Matt Windisch (6)	2013	462,500	—	—	1,500,000	28,367	(8)	1,990,867
Executive Vice President	2012	340,000	—	3,006,000	1,000,000	31,019	(8)	4,377,019
—————

(1)
The amounts in these columns reflect the aggregate grant date fair value of each restricted stock award computed in accordance with ASC Topic 718, based on the probable outcome of the performance conditions to which such restricted stock is subject, which is also the maximum value assuming that the highest level of performance is achieved. Information regarding the valuation assumptions used in the calculations are included in Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2013 contained in the Company’s Annual Report on Form 10-K.

(2)
Includes $18,000 in car allowance payments for 2013, 2012 and 2011; $1,500 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan for 2013, 2012 and 2011; and dividend payments on unvested shares of restricted stock of $113,978, $134,621 and $35,640 for 2013, 2012 and 2011, respectively. . Kennedy-Wilson maintains two corporate club memberships, one in the U.S. and one in Japan, that are made available to the Chief Executive Officer. Since all use was business use, no amount is recorded as “All Other Compensation” with respect to these memberships.

(3)	Mr. Enbody was promoted to Chief Financial Officer effective as of April 9, 2012. He was not a named executive officer of the Company for 2011.

(4)
Includes $1,500 in Company contributions to the Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan for 2013 and 2012; and dividend payments on unvested shares of restricted stock of $7,466 and $6,225 for 2013 and 2012, respectively.

(5)
Includes payments provided in connection with Ms. Ricks’ overseas assignment, including $59,102 and $66,397 in cost-of-living payments, $90,000 and $101,034 for management of US property, and $210,782 and $292,604 for reimbursement of UK occupancy expenses for 2013 and 2012, respectively; dividend payments on unvested shares of restricted stock of $101,378, $123,371 and $35,640 for 2013, 2012 and 2011, respectively; and $1,343,877 in tax equalization related payments in 2013.

(6)	Mr. Windisch was not a named executive officer of the Company for 2011.

(7)	Includes $33,000 in director fees provided to Mr. Mouton in 2013; and $17,060 of dividend payments on unvested shares of restricted stock in 2013.

(8)
Includes $1,500 in Company contributions to the Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan for 2013 and 2012; and dividend payments on unvested shares of restricted stock of $26,867 and $29,519 for 2013 and 2012, respectively.

GRANTS OF PLAN BASED AWARDS
The following table provides information about plan based awards granted to our NEOs for 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimate Future Payouts Under Equity Incentive Plan Award s(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Fair Value of Stock Awards ($)(3)
William J. McMorrow		—	—	$10,000,000	—	—	—	—
Justin Enbody		—	—	$—	—	—	—	—
	7/7/13	—	—	$10,000,000	—	12,500	—	$220,250
Mary Ricks		—	—	$10,000,000	—	—	—	—
Kent Mouton		—	—	$10,000,000	—	—	—	—
Matt Windisch		—	—	$10,000,000	—	—	—	—
—————

(1)
The amounts in column (e) reflect the maximum amount payable with respect to performance units awarded under the Company’s annual bonus plan for 2013. Our Compensation Committee retained and exercised negative discretion to award less than this amount even if the performance goals were met. Actual amounts paid to each participating named executive officer for 2013 are set forth in column “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a more complete description of the Company’s annual bonus plan, including how actual payouts are determined, see “Compensation Discussion and Analysis—Elements of Compensation— Annual Bonus”.

(2)
The amounts in column (g) reflect the potential shares that may vest in the event that the specified Gross Assets Under Management and Return on Equity targets are achieved. There is no threshold or maximum level under the award. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation- Long-Term Incentive Compensation- 2013 Restricted Stock Grant”.

(3)
This column shows the full grant date fair value of restricted stock awards under ASC Topic 718 granted to the named executive officers during 2013, based on the probable outcome of the performance conditions to which such restricted stock is subject, which is also the maximum value assuming that the highest level of performance is achieved.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs at December 31, 2013.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	11/13/2009	(3)	—	$—	111,375	$2,478,094
	1/26/2012	(4)			720,000	16,020,000
Justin Enbody	1/1/2011	(3)	—	—	1,800	40,050
	1/26/2012	(4)			67,500	1,501,875
	7/17/2013	(5)			7,500	166,875
Mary Ricks	11/13/2009	(3)	—	—	111,375	2,478,094
	1/26/2012	(4)			585,000	13,016,250
Kent Mouton	11/13/2009	(3)	—	—	618	13,750
	1/26/2012	(4)			180,000	4,005,000
Matt Windisch	11/13/2009	(3)	—	—	15,468	344,163
	3/25/2010	(3)			6,000	133,500
	1/26/2012	(4)			202,500	4,505,625
—————

(1)	Represents restricted stock awards granted to the NEOs in 2009, 2010, 2011, 2012 and 2013 which vest based on achievement of specified performance criteria.

(2)	Value is based on the closing price of our common stock of $22.25 on December 31, 2013, as reported on the NYSE.

(3)
The 2009 awards vest in equal installments over a five year period from the date of grant if on each of the first, second, third, fourth and fifth anniversaries of the date of grant: (i) the Gross Assets Under Management target is met as of such vesting date and (ii) the grantee is employed as of such vesting date. Awards granted to Mr. Windisch in 2010 and to Mr. Enbody in 2011 vest in generally the same manner as the 2009 restricted stock grants described in the preceding sentence, but in equal installments over the remaining vesting periods as of the grant date. See “Compensation Discussion and Analysis - Elements of Compensation - Long-Term Incentive Compensation - Material Vesting Terms of 2009 Restricted Stock Awards.”

(4)
The 2012 awards vest over a five year period from the date of grant with respect to (i) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2012 fiscal year being met and the grantee being employed as of January 26, 2013, (ii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2013 fiscal year being met and the grantee being employed as of January 26, 2014, (iii) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2014 fiscal year being met and the grantee being employed as of January 26, 2015, (iv) 10% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2015 fiscal year being met and the grantee being employed as of January 26, 2016, and (v) 60% of the shares subject to the award upon the occurrence of both the Return on Equity target for the 2016 fiscal year being met and the grantee being employed as of January 26, 2017.

(5)
10,000 shares of the total 12,500 shares of restricted stock granted to Mr. Enbody in 2013 vest in generally the same manner as the 2009 awards as described in footnote (3), but in equal installments over the vesting periods remaining as of the date of the applicable grant. 2,500 of the total 12,500 shares of restricted stock granted to Mr. Enbody in 2013 vest in generally the same manner as the 2012 awards as described in footnote (4), but in installments of 12.5% of the award in each of 2014, 2015 and 2016 and 62.5% of the award in 2017.

OPTION EXERCISES AND STOCK VESTED
The following table set forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2013, and the value realized by the NEOs on vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William J. McMorrow	—	$—	191,375	$3,405,869
Justin Enbody	—	—	13,100	218,588
Mary Ricks	—	—	176,375	3,185,969
Kent Mouton	—	—	20,619	305,611
Matt Windisch	—	—	40,969	686,533
—————

(1)	Value realized on vesting of restricted stock awards is based on the closing price of our common stock on the vesting date.
TERMINATION AND CHANGE IN CONTROL BENEFITS
This section quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control as of December 31, 2013. For this purpose, the closing stock price of $22.25 on that date, as reported on the NYSE, has been used.
Restricted Stock Awards
2009, 2010 and 2011 Restricted Stock Grants. The restricted stock award agreements underlying the 2009, 2010 and 2011 restricted stock grants to the NEOs provide that, in the event of a “Change of Control” (as defined in the Amended and Restated 2009 Equity Participation Plan), the restricted shares become immediately vested. In addition, if a grantee’s employment is terminated either by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason,” (each as defined in the restricted stock award agreement), the continued employment requirement with respect to the restricted shares is waived, but the Gross Assets Under Management target must continue to be satisfied so that, assuming the Gross Assets Under Management target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested.
2012 Restricted Stock Grant. The restricted stock award agreements underlying the 2012 restricted stock grants to the NEOs provide that, if a grantee incurs a Qualifying Termination (a termination of employment either by the Company or its subsidiaries without “Cause” or by the grantee for “Good Reason” (each as defined in the restricted stock award agreement)), the Compensation Committee may, in its sole discretion, provide that the continued employment requirement with respect to the restricted shares is waived, but the Return on Equity target must continue to be satisfied so that, assuming the Return on Equity target is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested; provided, that such vesting provision shall apply automatically upon a termination by reason of the grantee’s death or disability. If a Qualifying Termination occurs within 12 months after the occurrence of a “Change of Control” (as defined in the Amended and Restated 2009 Equity Participation Plan), any then unvested restricted shares will automatically become fully vested as of the date of such termination.
2013 Restricted Stock Grant. Mr. Enbody was granted 12,500 shares of restricted stock in 2013. 10,000 shares are subject to the same termination and change in control terms described above in “Termination and Change in Control Benefits - Restricted Stock Awards - 2009, 2010 and 2011 Restricted Stock Grants.” 2,500 shares are subject to the same termination and change in control terms described above in “Termination and Change in Control Benefits - Restricted Stock Awards -2012 Restricted Stock Grants.”
Mr. McMorrow
Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated: (i) by the Company without “Cause” (as defined below); (ii) due to death or disability; or (iii) by Mr. McMorrow due to a “constructive termination” by the Company (as described below), he will receive basic salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remaining term of the agreement.
Mr. McMorrow’s employment agreement provides that a “constructive termination” by the Company is deemed to occur if the Company (i) instructs Mr. McMorrow to work full-time or substantially full-time at any location not acceptable to him (other than the Company’s main headquarters) that is more than 50 miles from his then principal place of work and more than 50 miles from his then principal residence, or (ii) eliminates or materially reduces his duties as CEO/Chairman, provided that, (A) Mr. McMorrow provides written notice to the Company of such action within 90 days thereof, (B) the Company fails to cure such action within 30 days of receipt of such notice, and (C) Mr. McMorrow’s resignation occurs within one year of such action.
Ms. Ricks
Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated (i) by the Company without “Cause” (as defined below), or (ii) by Ms. Ricks due to a “constructive termination” by the Company (as described below), she will be entitled to base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of her agreement.
Ms. Ricks’ employment agreement provides that a “constructive termination” by the Company is deemed to occur if the Company (i) instructs Ms. Ricks to work full-time or substantially full-time at any location not acceptable to her (other than the Company’s main headquarters) that is more than 50 miles from her then principal place of work and more than 50 miles from her then principal residence, or (ii) eliminates or materially reduces her duties as a senior executive level manager and supervisor of projects, personnel and budgets, provided that, (A) Ms. Ricks provides written notice to the Company of such action within 90 days thereof, (B) the Company fails to cure such action with 30 days of receipt of such notice, and (C) Ms. Ricks’ resignation occurs within one year of such action.
For purposes of the employment agreements with each of Mr. McMorrow and Ms. Ricks, “Cause” means the occurrence of any of the following events: (i) the breach of any material provision of the employment agreement; (ii) persistent misconduct, neglect or negligence in the performance of the executive’s duties and obligations as set forth in the employment agreement; (iii) disloyal, dishonest or illegal conduct or moral turpitude of the executive; (iv) such material carelessness or inefficiency in the performance of the executive’s duties such that the executive, in the reasonable discretion of the Company, is deemed unfit to continue in the service of Company; or (v) the material and persistent failure of the executive to comply with the policies or directives of the Company and/or failure to take direction from Company management.
The table below sets forth estimated payments with respect to Mr. McMorrow and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that, in the case of accelerated vesting with respect to the restricted stock granted these individuals and the cash performance awards granted Mr. McMorrow and Ms. Ricks, any applicable performance contingencies will be subsequently satisfied.

	Without Cause or For Good Reason (without CIC)	Death / Disability	CIC Only (No Termination)	Without Cause or For Good Reason In Connection With CIC
William McMorrow
Cash Severance	$5,700,000	$5,700,000	$—	$5,700,000
Equity Award Acceleration	18,498,094	—	2,478,094	18,498,094
Continued Benefits	129,600	129,600	—	129,600
280G Cutback (1)	N/A	N/A	—	(7,175,857)
Total	$24,327,694	$5,829,600	$2,478,094	$17,151,836
Mary Ricks
Cash Severance	$437,500	$—	$—	$437,500
Equity Award Acceleration	15,494,344	—	2,478,094	15,494,344
Continued Benefits	2,100	—	—	2,100
280G Cutback(1)	N/A	N/A	—	(6,484,274)
Total	$15,933,944	$—	$2,478,094	$9,449,669
—————

(1)
The employment agreements with Mr. McMorrow and Ms. Ricks provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit under will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made. This row reflects any necessary cutbacks in benefits.

Messrs. Enbody, Windisch and Mouton
As of December 31, 2013, none of Messrs. Enbody, Windisch, or Mouton was subject to an employment agreement. Accordingly, upon a qualifying termination of employment or change in control as of December 31, 2013, (i) Mr. Enbody would be entitled to $1,708,800, the value attributable to the accelerated vesting of the remaining 76,800 restricted shares that have been issued to him; (ii) Mr. Mouton would be entitled to $4,018,751, the value attributable to the accelerated vesting of the remaining 180,618 restricted shares that have been issued to him; and (iii) Mr. Windisch would be entitled to $4,983,288, the value attributable to the accelerated vesting of the remaining 223,968 restricted shares that have been issued to him. The acceleration of the vesting of the restricted stock grants occurs under the circumstances and subject to the conditions set forth in the paragraph of this section entitled “Restricted Stock Awards.”
Director Compensation
Each non-employee director and Mr. Mouton received a fee of $25,000 per year, $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. The following table provides compensation information for the fiscal year ended December 31, 2013 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
Norman Creighton	$38,500	$—	$—	$4,460	$42,960
Cathy Hendrickson	38,500	—	—	4,460	42,960
David Minella	38,500	—	—	4,200	42,700
Jerry Solomon	33,000	—	—	4,460	37,460
Stanley Zax	32,000	—	—	4,200	36,200
—————
(1) Mr. McMorrow does not receive any director fees. The compensation received by Mr. Mouton for his services as a director of the Company is shown in the Summary Compensation Table above.
(2) The aggregate number of shares of restricted stock outstanding at December 31, 2013 for each of our non-employee directors is set forth in the table below. Each award of restricted stock held by our non-employee directors will vest with respect to 20% of the restricted shares on each of the first through fifth anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability.

Mr. Creighton	20,618
Ms. Hendrickson	20,618
Mr. Minella	20,000
Mr. Solomon	20,618
Mr. Zax	20,000

(3) Reflects payments of dividends on unvested shares of restricted stock to each non-employee director.

PROPOSAL 2
AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Board of Directors has adopted a resolution proposing an amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 125,000,000 shares to 200,000,000 shares. As of April 17, 2014 the Company had 91,683,127 shares of common stock issued and outstanding. In addition, as of April 17, 2014: (i) 2,710,742 shares of common stock are issuable upon exercise of outstanding warrants; and (ii) 11,100,074 shares of common stock are issuable upon conversion of outstanding shares of Series A Preferred Stock and Series B Preferred Stock.
The Board of Directors believes that the authorized common stock available for issue is not sufficient to enable the Company to respond to potential business opportunities and to pursue important objectives designed to enhance stockholder value. The additional authorized shares will provide the Company with greater flexibility to use its capital stock, without further stockholder approval, for various purposes including, without limitation, expanding the Company’s businesses through the acquisition of other businesses, real estate or investments, stock dividends (including stock splits in the form of stock dividends), raising capital, providing equity incentives to employees, officers and directors and establishing strategic relationships with other companies. Other than as specified in this proxy statement, the Company currently does not have specific agreements or plans that would involve the issuance of the proposed additional authorized shares, although it intends to continue to consider transactions from time to time that may result in such issuances. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and, for a stockholder who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder’s percentage voting power.
The authorized shares of common stock in excess of those issued or reserved will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which our common stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of our common stock. Holders of common stock do not have preemptive rights.
If the amendment is approved, then the first sentence of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation would be amended and restated in its entirety to read as provided below:
“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be common stock with a par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock with a par value of $.0001 per share (the “Preferred Stock”).”

REQUIRED VOTE

The affirmative vote of a majority of the shares of our common stock outstanding on the Record Date is required to approve the amendment to the Company’s Second Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 3
APPROVAL OF THE FIRST AMENDMENT TO
AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
On April 14, 2014, subject to approval of the Company’s stockholders, the Board of Directors of the Company approved and adopted the first amendment (the “Amendment”) to the Company’s Amended and Restated 2009 Equity Participation Plan (the “Plan”). The Amendment provides for an increase in the aggregate number of shares of Common Stock of the Company that may be issued pursuant to the Plan by an additional 6,000,000 shares, to a total of 11,645,000 shares. Unless and until the Company’s stockholders approve the Amendment, we will continue to grant awards under the terms of the Plan using the shares available for issuance thereunder. If the Amendment is not approved by the Company’s stockholders, the Amendment will not become effective, the Plan will continue in effect, and we may continue to grant awards under the Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.
As of April 17, 2014, grants covering approximately 3,000,000 shares were outstanding under the Plan, and 4,356 shares remained available for issuance under the Plan. The Board recommends that the Company’s stockholders approve the Amendment because it believes the Company’s continued ability to grant equity‑based awards is important to enhancing stockholder value. Absent approval of the amendment, the Company will have very few shares available for grant under the Plan, which the Company believes will adversely affect its ability to recruit, retain, and motivate employees through the use of long-term incentives.
The material features of the Plan, as amended by the Amendment, are described below. The description in this proposal is qualified in its entirety by reference to full text of the Amendment, a copy of which is attached as Appendix A to this proxy statement.

Background of Share Increase Proposal
In 2009, the Board adopted, and the stockholders of the Company approved, the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Original Plan”). In 2012 the Board adopted, and the stockholders of the Company approved, the Amended and Restated 2009 Equity Participation Plan (the “Plan”), which made various changes to the Original Plan, including increasing the number of shares available for issuance thereunder from 2,475,000 to 5,645,000 shares, of which 4,356 shares remained available for issuance as of December 31, 2013.
The Company is asking stockholders to approve amendments to the Plan adopted by the Board of Directors on April 14, 2014 to (i) to increase the number of shares of our common stock available for grant under the Plan by 6,000,000 shares, to a total authorization of 11,645,000 shares; and (ii) correct a typographical error in the Plan provision that requires shareholder approval for any amendment to the Plan that would increase the individual award limits under the Plan.
In its determination to recommend that the Board approve the Amendment, the Compensation Committee reviewed an analysis prepared by Frederic W. Cook & Co., Inc. (“Cook”), its independent compensation consultant, which included an analysis of certain burn rate, dilution and overhang metrics, peer group market practices and trends, and the costs of the Plan, including the estimated shareholder value transfer cost.  The Compensation Committee considered that:

•
The Company manages long-term dilution by limiting the number of equity awards granted annually, commonly referred to as “burn rate.” Burn rate differs from dilution as it does not account for equity awards that have been cancelled and other shares returned to the reserve. In 2013, 2012 and 2011, the Company granted equity awards representing a total of approximately 136,600, 3,175,000 and 3,000 shares, respectively.  This level of equity awards represents a three-year average burn rate of 1.59% of fully diluted common shares outstanding.

•
If the Company does not increase the shares available for issuance under its equity plans, then based on historical usage rates of shares under its equity plans, it would expect to exhaust the share limit under the Plan by the end of 2014, at which time the Company would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent. The Company currently expect that the shares available under the Plan (as proposed to be amended) should be sufficient to cover the Company’s projected equity awards for approximately three years, noting that future circumstances may require it to change its projections or current equity grant practices.

•
If the proposed share increase is approved, the 6,004,356 shares remaining available under the Plan (which is calculated by increasing the shares available as of April 17, 2014 by the new shares authorized) would represent

5.39% of the fully diluted common stock outstanding as of April 17, 2014 (for this purpose dilution has been computed by assuming conversion of convertible preferred stock and exercise of outstanding warrants). The dilution represented by the total amount of equity awards would be 7.87% as of April 17, 2014, which is computed by adding to the 6,004,356 shares that would be available if the amendment is approved the outstanding equity awards as of April 17, 2014 of 3,013,362 shares).
In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Company believes that the size of the share reserve under the Plan, as amended by the Amendment, represents a reasonable amount of potential equity dilution and allows the Company to continue to award equity incentives, which are a critical component of our overall compensation program as described above.  The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Summary of Plan

Purpose
The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of the Company’s business, to provide additional incentives to key management employees, directors and consultants and to align the interests of such personnel with the interests of the Company stockholders.
Administration
With respect to awards granted to non-employee directors, the Plan is administered by the full Board. With respect to all other awards, the Plan is administered by the Compensation Committee. Each of the Compensation Committee members must be: (i) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934 (the “Exchange Act”), and (iii) “independent” for purposes of any applicable listing requirements. The Board or the Compensation Committee may delegate to a committee of the Board comprised of persons who are not (A) “outside directors” with respect to awards to persons who are not “covered employees” within the meaning of Section 162(m) of the Code and/or (B) “non-employee directors” with respect to awards to persons who are not subject to the requirements of Section 16 of the Exchange Act.
The plan administrator has the exclusive authority to administer the Plan, including, but not limited to, the power to designate participants to whom awards under the Plan may from time to time be made, the types, sizes and terms of awards, the number of awards to be granted and the number of shares of Common Stock to which an award will relate, the price, form of payment and timing of awards and the acceleration or waiver of any vesting restriction. Absent specific rules to the contrary, action by the Compensation Committee requires the consent of a majority of the members of the Compensation Committee.
Eligibility
Employees, directors and consultants of the Company or any affiliate corporation are eligible to receive stock options, awards of restricted and unrestricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights under the Plan. As of April 17, 2014, approximately 400 individuals were eligible to participate in the Plan. Only employees of the Company or any affiliate corporation are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Code.
Shares Available for Awards
Subject to certain adjustments set forth in the Plan, the maximum number of shares of Common Stock that may be subject to awards under the Plan, without giving effect to the proposed Amendment increasing the number of shares available for grant thereunder, is 5,645,000. If the Amendment is approved by the Company’s stockholders, the maximum number of shares of Common Stock that may be subject to awards under the Plan, as amended by the Amendment, will be increased by an additional 6,000,000 shares to 11,645,000 shares.
Stock to be offered pursuant to grants of awards under the Plan may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued, outstanding and reacquired by the Company.

Awards
The Plan authorizes grants to employees of the Company or any affiliate corporation of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code. The Plan also authorizes grants of non-qualified stock options, awards of restricted and unrestricted stock, restricted stock units, distribution equivalent rights, performance stock awards, performance unit awards and stock appreciation rights to eligible employees, consultants and directors of the Company or any affiliate corporation. The maximum aggregate number of shares of Common Stock that may be subject to one or more awards to a participant pursuant to the Plan during any calendar year is 2,000,000 shares. This limitation shall be applied in a manner which permits compensation generated in connection with such awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to options or stock appreciation rights that are canceled or repriced.
Stock Options
Stock options granted under the Plan may be either incentive stock options or nonqualified stock options. The per share exercise price of stock options granted pursuant to the Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of the Company’s stock unless the per share exercise price is at least 110% of the fair market value of a share of Common Stock on the date of grant.
The plan administrator will determine the methods by which the exercise price of a stock option may be paid and the form of payment. A participant may be permitted to pay the exercise price of a stock option or taxes relating to an option’s exercise by delivering shares of Common Stock owned by the optionee for at least six (6) months; by withholding shares issuable upon the exercise of the option; by delivering a notice that the participant has placed a market sell order or margin loan with a broker with respect to the shares of Common Stock then issuable upon exercise of the option pursuant to an extension of credit by the Company, subject to compliance with Section 13(k) of the Exchange Act, and directing the broker to pay a sufficient portion of the sale or margin loan proceeds to the Company in satisfaction of the option exercise price; or by delivering such other form of payment as determined by the plan administrator. The term of a stock option is set by the plan administrator, provided that the term of the option may not be longer than ten years from the date the option is granted (or in the case of an incentive stock option granted to a grantee who owns more than 10% of the Company’s stock, five years from the date of grant).
Restricted Stock Awards
Restricted stock awards will be evidenced by a written restricted stock award agreement which may provide for restrictions on transferability during the restriction period, specify the terms and conditions with respect to the forfeiture of the restricted stock award, set forth the price, if any, a participant is required to pay for the restricted stock and such other restrictions, in each case, as the plan administrator may determine in its discretion. If provided in the restricted stock award agreement, the participant will have voting and other stockholder rights, including the right to receive dividends.
Unrestricted Stock Awards
The plan administrator may make grants of unrestricted stock in consideration for past services rendered by a participant to the Company or any affiliate corporation or for other valid consideration pursuant to the terms of a written unrestricted stock award agreement.
Restricted Stock Unit Awards
Restricted stock unit awards will be evidenced by a written restricted stock unit award agreement which will set forth the individual service-based vesting requirements, effect of termination of service prior to the expiration of the applicable vesting period and such other restrictions, as the plan administrator may determine in its discretion. Upon vesting, the participant will be entitled to receive a payment in cash or shares of Common Stock, as determined by the plan administrator and set forth in the restricted stock unit award agreement.
Performance Unit Awards
Performance unit awards will be evidenced by a written performance unit award agreement which will set forth the individual performance goals, the period of time to which such goals apply, the number of units awarded, the dollar value assigned to each such unit and such other restrictions as the plan administrator may determine in its discretion, including, the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive a cash payment equal to the dollar value assigned to such unit pursuant to the applicable award agreement. The performance unit award agreement may provide that, depending on the degree of performance achieved, different amounts of performance units, or no performance units, may be awarded.
Performance Share Awards
Performance share awards will be evidenced by a written performance share award agreement which will set forth the individual performance goals, the period of time to which such goals apply, the number of shares of Common Stock subject to such award and such other restrictions as the plan administrator may determine in its discretion, including, the effect of termination of service prior to the expiration of the applicable performance period. Upon the satisfaction of the performance goals, the participant will be entitled to receive the number of shares of Common Stock subject to such award. The performance unit award agreement may provide that, depending on the degree of performance achieved, different number of shares of Common Stock, or no Common Stock, may be awarded. A participant will have no rights as a stockholder of the Company until such time, if any, as the participant actually receives shares pursuant to the award.
Distribution Equivalent Rights Award
Distribution equivalent rights awards will be evidenced by a distribution equivalent rights award agreement which will indicate whether a participant is to receive under such award credits in cash or have such credits reinvested or whether the participant may choose among such alternatives. Distribution equivalent rights may be settled in cash or distributions of shares of Common Stock equal in amount to the distributions that would have been made to the participant if such participant held a specified number of shares of the Common Stock during the period the participant held the right. A distribution equivalent rights may be awarded in tandem with other awards, in which case, it will expire, terminate or be forfeited under the same conditions as such other award. The distribution equivalent right award agreement may provide for the accrual and crediting of interest on a distribution equivalent right to be settled in cash.
Stock Appreciation Rights Award
Each stock appreciation rights award will be evidenced by a stock appreciation rights award agreement which will set forth (i) the base value for the stock appreciation right, which generally is at least 100% of the fair market value of the Common Stock on the date of the award, (ii) the number of shares of Common Stock subject to such stock appreciation right, and (iii) the period during which the stock appreciation right may be exercised. Upon exercise, the participant is entitled to a payment, in cash or shares of Common Stock, or a combination of both, of an amount based upon the increase in the price of the Common Stock over the base value. Stock appreciation rights may be granted in tandem with stock options in which case their base value, exercisability and expiration are determined by reference to the terms of the related option.
Performance-Based Awards
Grants of awards under the Plan to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code are intended to be “performance-based” awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes.
Any performance goal(s) applicable to awards intended to qualify as performance-based compensation shall be objective, established not later than ninety (90) days after the beginning of any applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code) and otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the performance goal or goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.
The performance goals to be utilized under the Plan to establish performance goals shall consist of objective tests based on one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; expense levels; working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital; assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions). Performance goals may be established on a company-wide basis or with respect to one or more company business units, divisions, subsidiaries or individuals; and measured either quarterly, annually or over a period of years, in absolute terms, relative to a pre-established target, to the performance of one or more similarly situated companies, or to the performance of an index covering a peer group of companies, in each case as specified by the Compensation Committee.
When establishing performance goals for the applicable performance period, the Compensation Committee may exclude any or all “extraordinary items” as determined under United States generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the Securities and Exchange Commission pursuant to the Exchange Act. Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall be eligible to receive payment under a qualified performance-based award which is subject to achievement of a performance goal or goals only if the applicable performance goal or goals are achieved within the applicable performance period, as determined by the Compensation Committee. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code.
For purposes of Section 162(m) of the Code, the maximum aggregate amount, payable in cash, which may be paid to an employee under the Plan during any calendar year with respect to one or more awards payable in cash shall be $10,000,000. For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i), the maximum amount of compensation that may be paid to any employee under the Plan for a calendar year shall be $10,000,000.
Prohibition Against Repricing
The Compensation Committee is not permitted to reduce the exercise price of any outstanding option or stock appreciation right, or grant any new award or make any payment of cash in substitution for or upon the cancellation of options or stock appreciation rights previously granted, unless such action is approved in advance by the a majority of the Company’s shareholders or results from a Change of Control (as defined below) or certain other adjustments provided in the Plan.
Transferability of Awards
Under the Plan, awards may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a holder, other than by will or the laws of descent and distribution or, except for an Incentive Stock Option, by gift to a family member of the holder or pursuant to a valid separation agreement and divorce decree.
Termination of Employment, Director Status or Consultant Status
Termination of Employment or Director Status. Except as otherwise provided by an applicable award agreement or employment agreement, if a participant’s employment with, or status as a director of, the Company or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

•
Ninety (90) days (or three (3) months in the case of incentive stock options) after the date of termination of employment or status as a director, if such termination is for a reason other than the participant’s total and permanent disability or death; or

•	One year after the date of termination of employment or status as a director, if such termination is on account of the participant’s total and permanent disability or death.
Termination of Consultant Status. Except as otherwise provided by the applicable award agreement, if a participant’s status as a consultant of the Company or any affiliate corporation terminates, a participant’s rights to exercise stock options and stock appreciation rights will terminate:

•	Ninety (90) days after the date of termination of the status as a consultant, if such termination is for a reason other than the participant’s total and permanent disability or death; or

•	One year after the date of termination of the status as a consultant, if such termination is on account of the participant’s total and permanent disability or death.
If a participant’s employment with, or status as a director or consultant of, the Company or any affiliate corporation terminates for any reason prior to the satisfaction or lapse of the restrictions, vesting requirements, or terms and conditions applicable to an award of restricted stock or restricted stock unit, the restricted stock or restricted stock unit, as the case may be, will immediately be canceled, and the participant will forfeit any rights or interests with respect to any such restricted stock or restricted stock unit. The plan administrator may determine that all or a portion of any such restricted stock or restricted stock units will not be forfeited.
Termination for Cause. If a participant’s employment, status as a director or consultant with the Company or any affiliate corporation is terminated by the Company for Cause (as defined in the Plan), all of the participant’s then outstanding awards will expire immediately and be forfeited in their entirety upon such termination.
Adjustments to Common Stock, Recapitalization and Other Events
Adjustments to Common Stock. In the event of any subdivision or consolidation of shares of Common Stock or a payment of a stock dividend without consideration to the Company, the proportionate adjustments will be made to any or all of the following in order to reflect such change: (i) the number of shares of Common Stock (or other securities or property) with respect to which awards under the Plan may be exercised or satisfied, and (ii) the purchase price per share of the Common Stock. No adjustments will be made with respect to incentive stock options if such adjustments would cause such incentive stock option to cease to qualify as an incentive stock option under Section 422 of the Code.
Recapitalization. If a Company recapitalizes or otherwise changes its capital structure, the participant is entitled to receive, upon the exercise or satisfaction of a previously granted award, such shares of stock or securities as if the previously granted award pertained to such shares of stock or securities as they exist after such recapitalization or change in the Company’s capital structure.
Other Events. In the event of changes to the existing Common Stock by reason of extraordinary cash dividend, reorganization, mergers, consolidation, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization, other than the described above adjustments to Common Stock or recapitalizations, occurring after the grant of any award under the Plan, the Board, in its sole discretion, may take certain actions, including provision for the cash-out, termination, assumption, substitution, adjustment, and acceleration of vesting or exercise of such award.
Change in Control
Only if so provided in the applicable award agreement, an award may become vested, exercisable and/or payable in the event of a Change of Control of the Company.
For a participant who is a party to an employment or consulting agreement with the Company or an affiliate that defines Change of Control, “Change of Control” will have the same meaning set forth in such agreement. For a participant who is not a party to such an agreement, “Change of Control” will mean the satisfaction of any one or more of the following conditions:

•
Any person, other than the Company or its affiliate or an employee benefit plan of the Company or its affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

•
The closing of a merger, consolidation or other business combination (a “Business Combination”) other than any Business Combination in which holders of the Common Stock immediately prior to the Business Combination (A) own more than fifty percent (50%) of the total voting power of the corporation resulting from such Business Combination (or the direct or indirect parent corporation of such surviving corporation), and (B) have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the Business Combination as immediately before;

•	The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not its affiliate;

•
The approval by the holders of shares of Common Stock of a plan of complete liquidation of the Company other than a liquidation of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of Common Stock of the surviving corporation immediately after such liquidation as immediately before; or

•	Within any twenty-four month period, the Company’s incumbent directors cease to constitute at least a majority of the Board of Directors.
Notwithstanding the foregoing, a Change of Control will not occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
Amendment, Modification or Termination

The Plan will continue in effect until the tenth anniversary of the date on which the Original Plan was adopted by the Board in 2009 (except as to awards outstanding on such date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which awards have not been granted; provided, however, that the termination of the Plan shall not materially and adversely impair the rights of a participant with respect to any outstanding award without the consent of the participant. The Board has the right to alter or amend the Plan from time to time; provided, however, that without stockholder approval, no amendment or modification of the Plan may: (i) materially increase the benefits accruing to the participants, (ii) increase the number of shares of Common Stock subject to the Plan or the individual awards limits under the Plan, (iii) materially modify requirements for participation in the Plan, or (iv) amend, modify or suspend the Plan’s repricing provisions or the Plan’s amendment and termination provisions.
In addition, no change in any outstanding award may be made which would materially and adversely impair the rights of a participant with respect to such award without the consent of the participant (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code).
Compensation Recovery
All awards granted under the Plan are subject to any compensation recovery policy that may be implemented by the Company, including any compensation recovery policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder.
Section 409A of the Code
Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. To the extent that the plan administrator determines that any award granted under the Plan is subject to the deferred compensation rules under Section 409A of the Code, the award agreement evidencing such award will incorporate the terms and conditions required by Section 409A of the Code. In the event that the plan administrator determines that any award may be subject to Section 409A of the Code, the Plan and any applicable awards may be modified to exempt the awards from Section 409A of the Code or comply with the requirements of Section 409A of the Code.
Federal Income Tax Aspects of Awards under the Plan
The following is a summary of the material U.S. federal income tax consequences to the Company and to recipients of stock options and stock purchase rights. The summary is based on the Code and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this proxy statement, all of which are subject to change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Plan. The laws governing the tax aspects of these awards are highly technical and such laws are subject to change. Different tax rules may apply to specific participants and transaction under the Plan, particularly in jurisdictions outside the United States.
Stock Options. If a stock option qualifies for incentive stock option treatment, the optionee will recognize no income upon grant or exercise of the option except that at the time of exercise, the excess of the then fair market value of the Common Stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an optionee’s sale of his or her shares of Common Stock, any gain will be taxed to the optionee as capital gain. If the optionee disposes of his or her shares of Common Stock prior to the expiration of one or both of the above holding periods, the optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the Common Stock at the exercise date or the sale price of the Common Stock. Any gain recognized on such a disposition of the Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.
An optionee will not recognize any taxable income at the time the optionee is granted a nonqualified stock option. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the Common Stock over the exercise price, and the Company will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an optionee’s sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long -term capital gain or loss treatment if the Common Stock has been held for at least the applicable long -term capital gain period (currently 12 months).

Restricted Stock. In general, a participant will recognize ordinary income on receipt of an award of restricted stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the Common Stock acquired exceeds the price the participant paid, if any, for such restricted stock. Recipients of restricted stock may, however, within 30 days of receiving an award of restricted stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an election under Section 83(b) of the Code (an “83(b) election”). If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference, if any, between the fair market value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the restrictions applicable to the restricted stock lapse.
Restricted Stock Units. A participant generally will not have ordinary income upon grant of restricted stock units. When cash or shares of Common Stock are delivered under the terms of the award, the participant will recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount paid by the participant for such shares.
Performance Unit Awards. A participant generally will not recognize taxable income upon grant of the award. A participant will generally recognize ordinary income on receipt of the cash payment in satisfaction of such award.
Performance Share Awards. A participant generally will not recognize ordinary income upon grant of performance share awards. A participant will generally recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares, at the time of receipt of the shares.
Distribution Equivalent Rights. A recipient of a distribution equivalent right generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. At the time a distribution equivalent is paid, however, the participant will generally recognize ordinary income and the Company will be entitled to a deduction.
Stock Appreciation Rights. A participant will generally recognize ordinary income upon the receipt of cash or other property pursuant to the exercise of an award of stock appreciation rights.
Stock Payments. A participant who receives a stock payment in lieu of a cash payment will generally recognize ordinary income in the same amount as if he or she received a cash payment in satisfaction of the award.
Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, as more fully described above, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”
The Plan permits the Compensation Committee to grant awards which are intended to qualify as “qualified performance-based compensation.” The Plan also allows the plan administrator to grant awards that would not be performance-based for purposes of the exemption from the limitations of Section 162(m) of the Code, and nothing precludes the plan administrator from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m) of the Code.
Section 280G of the Code. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.
New Plan Benefits
Awards that the Company’s executive officers, other employees and directors may receive under the Plan are subject to the discretion of the Board and the Compensation Committee, and neither the Board nor the Compensation Committee has made any determination with respect to future grants to any persons under the Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by participants.
Certain tables above under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year End Table, and Option Exercises and

Stock Vested Table, and the Equity Compensation Plan Information Table above, set forth information with respect to prior awards granted to the Company’s individual named executive officers under the Plan.
The following table provides information as of April 17, 2014, with respect to awards granted under the Plan to our individual named executive officers and other groups since the inception of the Plan in 2009.

Awards Granted Under Amended and Restated 2009 Equity Participation Plan
Since Inception of Plan Through April 17, 2014

Name	Number of Restricted Stock Grants
William J. McMorrow, Chairman and Chief Executive Officer	1,356,875
Justin Enbody, Chief Financial Officer	90,500
Mary Ricks, President and CEO, Kennedy Wilson Europe	1,206,875
Kent Mouton, General Counsel and Director	203,904
Matt Windisch, Executive Vice President	317,334
All current named executive officers as a group	3,174,688
Norman Creighton, Director	28,094
Cathy Hendrickson, Director	28,094
David Minella, Director	25,000
Jerry Solomon, Director	28,094
Stanley Zax, Director	25,000
All current directors who are not executive officers as a group	134,282
All employees who are not named executive officers and consultants as a group	2,331,674
REQUIRED VOTE
The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve the first amendment to the Company’s Amended and Restated 2009 Equity Participation Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 15, 2009, the Company retained KPMG LLP (“KPMG”) as its independent registered public accounting firm and KPMG has audited our consolidated financial statements for the years ended December 31, 2009, 2010, 2011, 2012 and 2013.
The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The Company has entered into an engagement agreement with KPMG, which agreement sets forth the terms by which KPMG will perform audit services for the Company.
Fees of Independent Auditor
Audit Fees
The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2012 and 2013:

Fee Category	Fiscal 2012 Fees	Fiscal 2013 Fees
Audit fees (1)	$1,840,000	$1,921,000
Audit-related fees (2)	156,000	405,000
Tax fees (3)	277,000	330,000
All other fees (4)	—	—
	$2,273,000	$2,656,000
—————

(1)
Audit fees consist of fees for the audit of our year end financial statements included on our Form 10-K and for the review of the interim financial statement included in our Quarterly Report on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, audits of significant acquirees under Rule 3-14, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Audit-related fees for 2012 and 2013 consist of the audit of subsidiaries not consolidated under Rule 3-09 and other audit or attest services.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for Kennedy-Wilson Holdings, Inc.

(4)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy
The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption Fees of Independent Accountants were pre-approved.
REQUIRED VOTE
The affirmative vote of a majority of the shares present or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KMPG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this Proxy Statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2014 Annual Meeting:
“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”
As described in the section entitled “Compensation Discussion and Analysis,” our executive compensation philosophy is intended to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us and our performance and the performance of our business units. As a result, a key component of executive compensation is bonuses which are contingent upon performance. We believe that this heavily incentive-based compensatory structure aligns the efforts of our executive officers with our business objectives and the interests of our stockholders. In addition, to avoid an overemphasis on short term financial performance, we pay our executives long-term incentive compensation to promote the achievement of the long term goals and interests of our Company and stockholders.
We believe that the elements of our executive compensation program provide a well-proportioned mix of security-oriented compensation, at-risk or performance-based compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. The Company believes this compensation mix provides the NEOs a measure of security as to the minimum levels of compensation they are eligible to receive, while motivating the NEOs to focus on the business measures that will produce a high level of performance for the Company, as well as reducing the risk of recruitment of highly qualified executive talent by our competitors. The mix of annual incentives and equity-based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.
Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.
This vote is merely advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.
In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board previously determined to provide the Company’s stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs every three years. Accordingly, unless the Board modifies its determination on the frequency of say-on-pay advisory votes, we expect that the next stockholder vote on the compensation of our NEOs (following the Annual Meeting) will occur at our annual meeting of stockholders in 2017.
REQUIRED VOTE
The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve the advisory (non-binding) vote approving executive compensation.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

STOCKHOLDER PROPOSALS
Under Rule 14a-8 of the Exchange Act, a stockholder who wishes to make a proposal for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2015 must submit such proposal to the Company no later than December 31, 2014; provided, however, that in the event the 2015 Annual Meeting is held more than 30 days prior to or after June 19, 2015, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.
In order for a stockholder to submit its own proposal to be considered at the 2015 Annual Meeting, such stockholder must submit the proposal to the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the 2015 Annual Meeting is given or made to the stockholders, then the deadline to submit the proposal will be no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.
In order to be valid, a stockholder’s proposal must set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder.
GENERAL
Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.
The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.
Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.
STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL  , 2014. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.
By Order of the Board of Directors
/s/ WILLIAM MCMORROW
Name: William McMorrow
Chairman of the Board of Directors
April , 2014

APPENDIX A

FIRST AMENDMENT TO
KENNEDY-WILSON HOLDINGS, INC.
AMENDED AND RESTATED
2009 EQUITY PARTICIPATION PLAN

THIS FIRST AMENDMENT to KENNEDY-WILSON HOLDINGS, INC. AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN (this “First Amendment”) is made and adopted by the Board of Directors (the “Board”) of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), effective as of ___________, 2014 (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Kennedy-Wilson Holdings, Inc. Amended and Restated 2009 Equity Participation Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Article XVI of the Plan, the Board may amend the Plan from time to time to increase the number of shares of Common Stock subject to the Plan, subject to approval by the Company’s shareholders; and

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Common Stock subject to the Plan by an additional six million (6,000,000) shares of Common Stock as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the Effective Date, subject to approval by the Company’s shareholders:

AMENDMENT

1.	Section 5.1 of the Plan is hereby amended and restated in its entirety as follows:

“Section 5.1 Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed Eleven Million Six Hundred Forty-Five Thousand (11,645,000) shares. Notwithstanding any provision in the Plan to the contrary, the maximum aggregate number of shares of Common Stock with respect to one more Awards that may be granted to any one Employee during any calendar year shall be Two Million (2,000,000) shares (subject to adjustment in the same manner as provided in Article XV with respect to shares of Common Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with such Awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code, any shares subject to Options or Stock Appreciation Rights that are canceled or repriced.”

2.	The third sentence of Article XVI of the Plan is hereby amended and restated in its entirety as follows:

“The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, increase the number of shares of Common Stock subject to the Plan or the individual Award limits specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.8 (repricing prohibitions) or this Article XVI.”

3.	This First Amendment shall be and is hereby incorporated into and forms a part of the Plan.

4.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of Kennedy-Wilson Holdings, Inc. on April 14, 2014.

Executed on this 14th day of April, 2014.

By: /s/ Kent Mouton
Name: Kent Mounton
Title: General Counsel

I hereby certify that the foregoing First Amendment was duly approved by the stockholders of Kennedy-Wilson Holdings, Inc. on __________, 2014.

Executed on this ___ day of ___________, 2014.

By: _____________________________
Name: ________________________
Title: _________________________

KENNEDY-WILSON HOLDINGS, INC.
9701 Wilshire Boulevard, Suite 700
Beverly Hills, California 90212
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints William McMorrow and Justin Enbody, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned on April 29, 2014 at the Annual Meeting of Stockholders to be held at the Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California on June 19, 2014 at 9:00 a.m. or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.
The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).
To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholders Meeting to Be Held on June 19, 2014
Our Annual Report to Stockholders and the Proxy Statement
Are Available at www.kennedywilson.com/investor-relations.
(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF
KENNEDY-WILSON HOLDINGS, INC.
June 19, 2014
Please sign, date and mail
your proxy card in the envelope provided as soon as possible.
*Please detach along perforated line and mail in the envelope provided*
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, AND “FOR” PROPOSALS NO. 2, 3, 4, AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS		2. PROPOSAL NO. 2
FOR ALL NOMINEES	Nominees: ☐ Jerry Solomon ☐ David A. Minella
To approve the amendment of the Company’s Second and Amended Restated Certificate of Incorporation to increase the numbers of shares of common stock which the Company is authorized to issue from 125,000,000 shares to 200,000,000 shares

					For ☐	Against ☐	Abstain ☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (see instructions below)

3. PROPOSAL NO. 3
To approve an amendment to the Company’s Amended and Restated 2009 Equity Participation Plan to increase the number of shares of the Company’s common stock available for awards thereunder by an additional 6,000,000 shares.

		For ☐	Against ☐	Abstain ☐
4. PROPOSAL NO. 4
To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2014 fiscal year.		For ☐	Against ☐	Abstain ☐
5. PROPOSAL NO. 5
To vote on an advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.		For ☐	Against ☐	Abstain ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
Signature of Stockholder:     Date:     Signature of Stockholder:     Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving the full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.